Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Therapix Biosciences Ltd. (the “Company”) on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated June 15, 2020, with respect to the consolidated financial statements of the Company for the year ended December 31, 2019, included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
November 19, 2020	A Member of Ernst & Young Global